Exhibit 99.1

Gevo Reports Fourth Quarter 2017 Financial Results

- Gevo to Host Conference Call Today at 4:30 p.m. EST/2:30 MST -

•	Reports net loss per share of ($0.20) for the quarter
•	Reports non-GAAP adjusted net loss per share[1] of ($0.26) for the quarter
•	Ended the quarter with cash and cash equivalents of $11.6 million
•	Reports revenue of $6.7 million for the quarter
•	Reports loss from operations of $4.8 million for the quarter
•	Reports non-GAAP cash EBITDA loss[2] of $3.1 million for the quarter

ENGLEWOOD, Colo. – March 28, 2018 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the three months ended December 31, 2017. Key highlights for the fourth quarter of 2017 and key subsequent events included:

•

At the beginning of 2017, Gevo had approximately $35.7 million of debt due or puttable during the 2017 fiscal year. During 2017, through a combination of refinancing, pay-down, and exchange transactions, Gevo was able to eliminate and restructure its debt so that there was no outstanding debt due until at least 2020.  At December 31, 2017, Gevo had $16.7 million of senior secured debt that is set to mature in 2020.

•

Gevo began to see the results of its ongoing efforts to reduce its overall cash burn which contributed to the decline in loss from operations of $1.7 million in the fourth quarter of 2017 compared to the same period in 2016.

•

On January 3, 2018, Gevo announced that it was continuing several initiatives to improve the cash flow profile of its business in 2018 compared to 2017.  As a result of these initiatives, Gevo expects that the cash burn for 2018 will be approximately 30% lower than in 2017.

•

On November 8, 2017, Gevo announced that its alcohol-to-jet fuel derived from renewable isobutanol (“ATJ”) was used by nine airlines for Fly Green Day, sponsored by the O’Hare Fuel Committee, at Chicago O’Hare International Airport, and executed with the cooperation of Air BP, ASIG, and Kinder Morgan. This event was the first time renewable jet fuel has been supplied at Chicago O’Hare using the existing airport fueling infrastructure, such as pipelines, terminals, tankage, and hydrant systems.

•

In 2017, the number of pumps in the Houston market with ethanol free gasoline went from just a few at the beginning of the year to approximately 200 pumps at the end of 2017.   On February 8, 2018, Gevo announced that it had strengthened its existing relationship with Musket Corporation, a national fuel distributor under the

[1]

Adjusted Net Loss Per Share is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Net Loss Per Share to GAAP net loss per share is provided in the financial statement tables following this release.

[2]

Cash EBITDA loss is calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations; a reconciliation of cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

umbrella of the Love’s Family of Companies, by amending its existing isobutanol supply agreement to provide Musket with the exclusive right to sell Gevo’s renewable isobutanol within a 300 mile radius of Houston, Texas.

•

On December 11, 2017, Gevo announced that GE Aviation had commenced jet engine combustor component testing with a jet fuel comprised 100% of Gevo’s ATJ. The testing is being performed as part of the Federal Aviation Authority’s Continuous Lower Energy, Emissions and Noise Program or CLEEN.

•	For the fiscal year-ended December 31, 2017, Gevo achieved a cash EBITDA loss[2] of $16.2 million.

2017 Production and Sales

During 2017 Gevo produced 15.6 million gallons of ethanol, 47 thousand tons of animal feed, and 1,050 tons of corn oil resulting in a revenue of $26.3 million. Consistent with Gevo’s market development efforts, during 2017, Gevo produced approximately 206,000 gallons of isobutanol at its production facility in Luverne, Minnesota (the “Luverne Facility”).  During 2017, Gevo sold the equivalent of approximately 49,368 gallons of isobutanol, either directly as isobutanol or as renewable hydrocarbons (jet fuel, isooctane and isooctene) resulting in revenue of $1.1 million.

Market Development, Sales and Production Strategy for 2018

In 2018, Gevo intends to continue to develop the markets for its isobutanol, jet fuel, isooctane, and other products made from isobutanol and ethanol.  Ultimately, Gevo’s primary target is to enter into binding supply contracts for isobutanol and related hydrocarbon products that represent the majority of the production volumes to be produced at the expanded Luverne Facility that Gevo plans to construct (the “Luverne Facility Expansion”).  The focus for market development continues to be:

•

Isobutanol for the ethanol free gasoline market, primarily in Reformulated Gasoline or RFG areas.  Gevo plans to increase its distribution network, and add additional regions, broadening its distribution footprint.  The isobutanol in inventory would be used in part to develop these sales.

•

Isooctane for gasoline and chemicals are expected to continue to be a priority.  The vast majority of sales are expected to go into the European Union.  Gevo expects that the demand for this product will continue to grow, and it may expand or modify the hydrocarbon demonstration plant at South Hampton Resources in Silsbee, Texas to increase capacity for isooctane.  Gevo plans to use the renewable isobutanol in inventory for the feedstock for this product.  Gevo expects to continue to work on securing a set of offtake contracts that would support the Luverne Facility Expansion.

•

ATJ.  Gevo plans to sell ATJ for market development purposes and demonstrations.  In certain niche markets, Gevo may begin commercial sales, depending on price and volumes that can be supported from the hydrocarbon demonstration plant at South Hampton Resources in Silsbee, Texas.  Gevo expects to continue to work on securing a set of offtake contracts that would support the Luverne Facility Expansion.

•

Gevo plans to continue to pursue licensing transactions for its isobutanol and ethanol-to-olefins (ETO) technologies.  In partnership with Praj Industries, Gevo expects to enter into a commercial license agreement with Praj Industries whereby Praj will make Gevo’s proprietary isobutanol technology available for licensing to processors of sugar cane juice and molasses in India and elsewhere.

•

In 2018, Gevo expects to sell approximately 19 million gallons or more of ethanol, and approximately 56 thousand tons of its animal feed product.  As previously announced, in 2018, Gevo expects to improve the cash flow out of the Luverne Facility by optimizing the ethanol production processes, developing value added products for ethanol, animal feed, and corn oil produced at the Luverne Facility plant and further reducing the cost of the Luverne Facility’s carbohydrates.

Gevo expects to use its inventory of isobutanol to meet its market development needs in 2018.  In 2017, Gevo ran up an inventory of isobutanol.  During the production runs at the Luverne Facility in 2017, Gevo also met its variable cost production targets for isobutanol.  As previously disclosed, running isobutanol at a scale of 1.5 MGPY, the current capacity of the Luverne Facility, costs Gevo cash because not all of the fixed costs are covered given the relatively low run rate.   Gevo is prepared to ramp-up isobutanol production in response to positive demand and price appreciation.   Gevo will be focused on developing markets and generating cash using the current inventory.  Gevo expects to be selling isobutanol into the gasoline blendstock market, as well as selling isooctane, jet fuel and other products made from inventoried isobutanol.

NASDAQ Market Price Compliance

On June 21, 2017, Gevo received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market, notifying it that, for the prior 30 consecutive business days, the closing bid price of Gevo’s common stock was not maintained at the minimum required closing bid price of at least $1.00 per share as required for continued listing on the Nasdaq Capital Market. In accordance with Nasdaq Listing Rules, Gevo had an initial compliance period of 180 calendar days, to regain compliance with this requirement. On December 20, 2017, the Nasdaq Stock Market granted Gevo an additional 180 calendar days, or until June 18, 2018, to regain compliance. To regain compliance, the closing bid price of Gevo’s common stock must be $1.00 per share or more for a minimum of 10 consecutive business days at any time before June 18, 2018. The Nasdaq determination to grant the second compliance period was based on Gevo’s meeting of the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the bid price requirement, and Gevo’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

Financial Highlights

Revenues for the fourth quarter of 2017 were $6.7 million compared with $5.8 million in the same period in 2016. During the fourth quarter of 2017, revenues derived at the Luverne plant were $6.6 million, an increase of approximately $1.2 million from the same period in 2016. This was primarily a result of higher ethanol production and increased distiller grain prices in the fourth quarter of 2017 versus the same period in 2016.

During the fourth quarter of 2017, hydrocarbon revenues were $0.05 million, $0.4 million lower than the same period in 2016. Gevo’s hydrocarbon revenues are comprised of sales of jet fuel, isooctane and isooctene.

Gevo generated grant and other revenue of $0.1 million during the fourth quarter of 2017, an increase of less than $0.05 million as compared to the same period in 2016.

Cost of goods sold was $9.3 million for the three months ended December 31, 2017, compared with $8.2 million in the same quarter in 2016. Cost of goods sold included approximately $7.8 million associated with the production of ethanol, isobutanol and related products and approximately $1.5 million in depreciation expense.

Gross loss was $2.7 million for the three months ended December 31, 2017, versus $2.3 million in the same quarter in 2016.

Research and development expense was $0.9 million during the three months ended December 31, 2017, compared with $1.5 million in the same quarter in 2016.

Selling, general and administrative expense decreased by $1.3 million during the three months ended December 31, 2017, compared with the same quarter in 2016.

Loss from operations in the fourth quarter of 2017 was $4.8 million, compared with $6.5 million in the same quarter in 2016.

Non-GAAP cash EBITDA loss in the fourth quarter of 2017 was $3.1 million, compared with $4.7 million in the same quarter in 2016.

Interest expense in the fourth quarter of 2017 was $0.8 million, down $0.5 million as compared to the same quarter last year.

During the three months ended December 31, 2017, the estimated fair value of the derivative warrant liability increased by less than $0.05 million, resulting in a non-cash loss from a change in the fair value of derivative warrant liability.

During the three months end December 31, 2017, Gevo recognized a $1.2 million gain from the change in fair value of the 2020 Notes embedded derivative.

The net loss for the fourth quarter of 2017 was $4.4 million, compared with $2.3 million during the same period in 2016.

The non-GAAP adjusted net loss for the fourth quarter of 2017 was $5.6 million, compared with $7.8 million during the same period in 2016.

The cash position at December 31, 2017 was $11.6 million and the total principal face value of the debt outstanding was $17.2 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick Gruber, Chief Executive Officer, Bradford Towne, Chief Accounting Officer, and Geoff Williams, General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 46437992. A replay of the call and webcast will be available two hours after the conference call ends on March 28, 2018. To access the replay, please dial 1(888) 843-7419 (inside the US) or 1(630) 652-3042 (outside the US) and reference the access code 46437992#. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to the ability of Gevo to develop markets for its products, the ability of Gevo to become profitable, the ability of Gevo to enter into binding offtake, sales or supply agreements for its products, the ability of Gevo to produce isobutanol or related hydrocarbon products at its Luverne, Minnesota production facility, the ability of Gevo to finance the Luverne Facility Expansion, the ability of Gevo to achieve its 2018 operational and financial targets and milestones, the ability of Gevo to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2017, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss and non-GAAP adjusted net loss per share. On a non-GAAP basis, non-GAAP cash EBITDA excludes non-cash items such as depreciation and stock-based compensation. On a non-GAAP basis, non-GAAP adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplements to its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Reverse Stock Split

On December 21, 2016, our Board of Directors approved a reverse split of our common stock, par value $0.01, at a ratio of one-for-twenty. This reverse stock split became effective on January 5, 2017 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this press release and the accompanying consolidated financial statements have, where applicable, been adjusted to reflect this reverse stock split.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	2017	2016	2017	2016
Revenue and cost of goods sold
Ethanol sales and related products, net	$26,279	$24,613	$6,570	$5,325
Hydrocarbon revenue	1,029	1,929	45	467
Grant and other revenue	228	671	65	44
Total revenues	27,536	27,213	6,680	5,836

Cost of goods sold	38,165	37,017	9,343	8,156

Gross loss	(10,629)	(9,804)	(2,663)	(2,320)

Operating expenses
Research and development expense	5,182	5,216	864	1,546
Selling, general and administrative expense	7,471	8,965	1,281	2,627
Total operating expenses	12,653	14,181	2,145	4,173

Loss from operations	(23,282)	(23,985)	(4,808)	(6,493)

Other income (expense)
Interest expense	(2,951)	(7,837)	(799)	(1,342)
(Loss)/Gain on exchange or conversion of debt	(4,933)	(763)	-	157
Loss on extinguishment of warrant liability	-	(918)	-	-
Gain from change in fair value of 2020 Notes embedded derivative	1,751	-	1,229	-
(Loss)/Gain from change in fair value of derivative warrant liability	5,101	1,783	(4)	5,954
Loss from change in fair value of 2017 Notes	(339)	(4,204)	-	(574)
Loss on issuance of equity	-	(1,519)	-	-
Other income / (expense)	23	215	(3)	9
Total other expense	(1,348)	(13,243)	423	4,204

Net loss	$(24,630)	$(37,228)	$(4,385)	$(2,289)

Net loss per share - basic and diluted	$(1.51)	$(9.68)	$(0.20)	$(0.33)
Weighted-average number of common shares
outstanding - basic and diluted	16,295,937	3,847,421	21,606,051	6,840,316

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$11,553	$27,888
Accounts receivable	1,054	1,122
Inventories	4,362	3,458
Prepaid expenses and other current assets	712	850
Total current assets	17,681	33,318

Property, plant and equipment, net	70,369	75,592
Deposits and other assets	803	3,414
Total assets	$88,853	$112,324

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,011	$6,193
Current Portion of 2017 Notes recorded at fair value	-	25,769
2020 Notes embedded derivative liability	5,224	-
Derivative warrant liability	1,951	2,698
Total current liabilities	11,186	34,660

2020 Notes, net	13,491	-
2022 Notes, net	515	8,221
Other long-term liabilities	130	179
Total liabilities	25,322	43,060

Total stockholders’ equity	63,531	69,264
Total liabilities and stockholders' equity	$88,853	$112,324

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Year Ended December 31,		Three Months Ended December 31,
	2017	2016	2017	2016
Operating Activities
Net loss	$(24,630)	$(37,228)	$(4,386)	$(2,290)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(Gain) from the change in fair value of derivative warrant liability	(5,101)	(1,783)	4	(5,953)
Loss/(Gain) from the change in fair value of the embedded derivative to the 2020 Notes	(1,751)	-	(1,229)	-
Loss/(Gain) from the change in fair value of 2017 Notes	339	4,204	-	575
Loss on exchange or conversion of debt	4,933	763	-	(157)
Loss/(Gain) on extinguishment of warrant liability	-	918	-	-
Loss on issuance of equity	-	1,519	-
Stock-based compensation	421	886	98	77
Depreciation and amortization	6,641	6,747	1,647	1,709
Non-cash interest expense	962	3,977	383	637
Other non-cash expenses	-	(1)	-	(3)
Changes in operating assets and liabilities:
Accounts receivable	68	269	189	(43)
Inventories	(904)	29	(31)	(255)
Prepaid expenses and other current assets	137	(119)	115	(6)
Accounts payable, accrued expenses, and long-term liabilities	(1,742)	(697)	(976)	1,398
Net cash used in operating activities	$(20,627)	$(20,516)	$(4,186)	$(4,311)

Investing Activities
Acquisitions of property, plant and equipment	(1,906)	(5,938)	(224)	(418)
Proceeds from sales tax refund for property, plant and equipment	-	-	-	-
Net cash used in investing activities	(1,906)	(5,938)	(224)	(418)

Financing Activities
Payments on secured debt	(9,791)	(504)	-	-
Debt and equity offering costs	(1,095)	(3,144)	(24)	151
Proceeds from issuance of common stock and common stock warrants	11,044	28,661	-	-
Release of restricted cash held as collateral on 2017 notes	2,611	-	-	-
Proceeds from the exercise of warrants	3,429	12,298	1,223	1,403
Net cash provided by financing activities	6,198	37,311	1,199	1,554

Net increase (decrease) in cash and cash equivalents	(16,335)	10,857	(3,211)	(3,175)

Cash and cash equivalents
Beginning of year	27,888	17,031	14,764	31,063
Ending of year	11,553	27,888	11,553	27,888

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Non-GAAP Cash EBITDA Loss:
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(12,679)	$(12,940)	$(2,923)	$(3,044)
Depreciation and amortization	6,168	6,009	1,549	1,557
Non-cash stock-based compensation	10	11	5	-
Non-GAAP cash EBITDA loss	$(6,501)	$(6,920)	$(1,369)	$(1,487)

Gevo, Inc.
Loss from operations	$(10,603)	$(11,045)	$(1,885)	$(3,449)
Depreciation and amortization	473	738	98	152
Non-cash stock-based compensation	411	875	93	77
Non-GAAP cash EBITDA loss	$(9,719)	$(9,432)	$(1,694)	$(3,220)

Gevo Consolidated
Loss from operations	$(23,282)	$(23,985)	$(4,808)	$(6,493)
Depreciation and amortization	6,641	6,747	1,647	1,709
Non-cash stock-based compensation	421	886	98	77
Non-GAAP cash EBITDA loss	$(16,220)	$(16,352)	$(3,063)	$(4,707)

Non-GAAP Adjusted Net Loss:
Gevo Consolidated
Net loss	$(24,630)	$(37,228)	$(4,385)	$(2,289)
(Loss)/Gain on exchange or conversion of debt	(4,933)	(763)	-	157
(Loss) Gain on extinguishment of warrant liability	-	(918)	-	-
Gain from change in fair value of 2020 Notes embedded derivative	1,751	-	1,229	-
(Loss)/Gain from change in fair value of derivative warrant liability	5,101	1,783	(4)	5,954
(Loss) from change in fair value of 2017 Notes	(339)	(4,204)	-	(574)
(Loss) on issuance of equity	-	(1,519)	-	-
Non-GAAP Net loss	$(26,210)	$(31,607)	$(5,610)	$(7,826)
Weighted-average number of common shares outstanding - basic and diluted	16,295,937	3,847,421	21,606,051	6,840,316
Non-GAAP Adjusted Net loss per share - basic and diluted	$(1.61)	$(8.22)	$(0.26)	$(1.14)

Investor and Media Contact

Shawn M. Severson

Integra Investor Relations

+1 415-226-7747

gevo@integra-ir.com